EXHIBIT 10.1

FOURTH AMENDMENT TO ACCOUNTS RECEIVABLE FINANCING AGREEMENT

This Fourth Amendment to Accounts Receivable Financing Agreement (this “Fourth Amendment”) is entered into as of June 7, 2006, and effective as of May 26, 2006, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and ARBINET-THEXCHANGE, INC., a Delaware corporation with its principal place of business at 120 Albany Street, Suite 450, New Brunswick, New Jersey 08901 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a financing arrangement dated as of February 3, 2003, evidenced by, among other documents, a certain Accounts Receivable Financing Agreement dated as of February 3, 2003, between Borrower and Bank, as amended by a certain First Amendment to Accounts Receivable Financing Agreement dated as of October 27, 2003, as further amended by a certain Second Amendment to Accounts Receivable Financing Agreement dated as of May 28, 2004 (“Second Amendment”), and as further amended by a certain Third Amendment to Accounts Receivable Financing Agreement dated as of May 2, 2005 (as amended, the “AR Financing Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the AR Financing Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the AR Financing Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

Modifications to AR Financing Agreement.

1.	The AR Financing Agreement shall be amended by deleting the following definition appearing in Section 1 thereof:

““Maturity Date” shall be May 26, 2006.

“Minimum Finance Charge” is a minimum monthly Finance Charge to be imposed beginning in the first full month of this Agreement, payable in arrears, of: (a) through, and including, April 30, 2005, Fourteen Thousand Dollars ($14,000.00), which amount shall increase to Twenty Two Thousand Five Hundred Dollars ($22,500.00) when the Cap is Twenty Five Million Dollars ($25,000,000.00) as of the 2004 Closing Date, and (b) as of, and subsequent to, May 1, 2005, Six Thousand Dollars ($6,000.00).”

and inserting in lieu thereof the following:

““Maturity Date” shall be May 25, 2007.

“Minimum Finance Charge” is a minimum monthly Finance Charge to be imposed beginning in the first full month of this Agreement, payable in arrears, of: (a) through, and including, April 30, 2005, Fourteen Thousand Dollars ($14,000.00), which amount shall increase to Twenty Two Thousand Five Hundred Dollars ($22,500.00) when the Cap is Twenty Five Million Dollars ($25,000,000.00) as of the 2004 Closing Date, (b) on and after May 1, 2005 through the day prior to the 2006 Closing Date, Six Thousand Dollars ($6,000.00), and (c) on and after the 2006 Closing Date, Five Thousand Dollars ($5,000.00).”

2.	The AR Financing Agreement shall be amended by inserting the following definition, in alphabetical order, in Section 1 thereof:

““2006 Closing Date” is June 7, 2006.”

3.	The AR Financing Agreement shall be amended by deleting the following Section 4.3 thereof, entitled “Early Termination of Agreement”:

“4.3 Early Termination of Agreement. This Agreement may be terminated prior to the last day of the Facility Period as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately. If this Agreement is terminated prior to the Maturity Date: (A) by Bank in accordance with clause (ii) in the foregoing sentence or (B) by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to: (a) Seventy Five Thousand Dollars ($75,000.00), if such termination occurs on or before January 1, 2005, or (b) Fifty Thousand Dollars ($50,000.00), if such termination occurs after January 1, 2005 (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of the Bank (in its sole and exclusive discretion) prior to the last day of the Facility Period.”

and inserting in lieu thereof the following:

“4.3 Early Termination of Agreement. This Agreement may be terminated prior to the last day of the Facility Period as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately. If this Agreement is terminated prior to the 2006 Closing Date: (A) by Bank in accordance with clause (ii) in the foregoing sentence or (B) by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to: (a) Seventy Five Thousand Dollars ($75,000.00), if such termination occurs on or before January 1, 2005, or (b) Fifty Thousand Dollars ($50,000.00), if such termination occurs after January 1, 2005 and prior to the 2006 Closing Date (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of the Bank (in its sole and exclusive discretion) prior to the last day of the Facility Period.”

4.	The AR Financing Agreement shall be amended by deleting the following text appearing in subsection (D) of Section 6.3 thereof, entitled “Affirmative Covenants”:

“(i) as soon as available, but no later than forty five (45) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period, in a form acceptable to Bank (current form delivered to Bank is deemed acceptable) and certified Borrower;”

and inserting in lieu thereof the following:

“(i) as soon as available, but no later than forty five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period, in a form acceptable to Bank (current form delivered to Bank is deemed acceptable) and certified Borrower;”

5.	The AR Financing Agreement shall be amended by deleting the following subsection (G) of Section 6.3 thereof, entitled “Affirmative Covenants”:

“(G) Provide Bank with a Compliance Certificate along with monthly and annual financial statements, or as requested by Bank.”

and inserting in lieu thereof the following:

“(G) Provide Bank with a Compliance Certificate along with quarterly and annual financial statements, or as requested by Bank.”

6.	The AR Financing Agreement shall be amended by deleting subsection (L) of Section 6.3 thereof, entitled “Affirmative Covenants”, in its entirety, and inserting in lieu thereof the following:

“(E) Maintain at all times: (i) prior to the occurrence of an IPO, an EBITDA of not less than One Dollar ($1.00), to be tested on a quarterly basis, and (ii) after the occurrence of an IPO, cumulative EBITDA losses, beginning on the date of the completion of the IPO, of not more than 50% of the net proceeds received by Borrower pursuant to such IPO, to be tested on a quarterly basis.”

7.	The AR Financing Agreement shall be amended by inserting immediately after Section 6.4(H) thereof, the following new Section 6.4(I):

“(I) Assign, lease, transfer, sell or grant, or permit any lien or security interest (“Transfers”) in Borrower’s Intellectual Property, or enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in Borrower’s Intellectual Property to the Bank, except for Transfers of Borrower’s Intellectual Property in the ordinary course of business.”

8.	Exhibit A to the AR Financing Agreement is hereby replaced with Exhibit A attached hereto.

4. FEES. Borrower shall pay to Bank a commitment fee equal to Thirty Thousand Dollars ($30,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. The Borrower shall also be obligated to reimburse Bank for any reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of February 3, 2003 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof, except as set forth in the Second Amendment.

7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Fourth Amendment, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Fourth Amendment in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Fourth Amendment shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Fourth Amendment.

10. COUNTERSIGNATURE. This Fourth Amendment shall become effective only when it shall have been executed by Borrower and Bank.

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This Fourth Amendment is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

ARBINET-THEXCHANGE, INC.		SILICON VALLEY BANK

By:	/s/ J. Curt Hockemeier	By:	/s/ David Reich
Name: J. Curt Hockemeier		Name: David Reich
Title: President and Chief Executive Officer		Title: Senior Vice President

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing (the “Intellectual Property”); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to, without Bank’s prior written consent, Transfer Borrower’s Intellectual Property, or enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in Borrower’s Intellectual Property to the Bank, except for Transfers of Borrower’s Intellectual Property in the ordinary course of business.